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                                  EXHIBIT 23.1

                        CONSENT OF PRICE WATERHOUSE, LLP



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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement of Aames Financial Corporation on Form S-8 (re: 1996 Stock Incentive Plan, the Stock Option Agreement between Aames Financial Corporation and Cary H. Thompson, and the Assumption Stock Option Agreements between Aames Financial Corporation and certain employees thereof) of our report dated August 12, 1996 appearing in Aames Financial Corporation's Annual Report on Form 10-K for the year ended June 30, 1996. We also consent to the incorporation by reference of our report dated August 28, 1996 which appears in the Current Report of Form 8-K/A dated September 16, 1996.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Los Angeles, California
January 6, 1997